Exhibit 28 b

                          Independent Auditor's Report



To the Board of Directors and Shareholders
Washington County National Bank
Williamsport, Maryland


We have audited the balance sheet of Washington County National Bank as of December 31, 1994, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsiblity of the Bank's management. Our responsiblity is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Washington County National Bank as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for investments in the year ended December 31, 1994.


                                         SMITH ELLIOTT KEARNS & COMPANY, LLC


Hagerstown, Maryland
January 13, 1995